Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Conduit Pharmaceuticals, Inc. on Form S-8 of our report dated May 12, 2023 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Conduit Pharmaceuticals, Ltd. as of December 31, 2022 and 2021 and for the years then ended.

/s/ Marcum llp

Marcum llp

New York, New York
December 1, 2023